Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Unistone Acquisition Corporation


We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Amendment No. 2 of Form S-1 of our report dated June 23, 2004, except for Note 7 as to which the date is July 14, 2004, on the financial statements of China Unistone Acquisition Corporation as of June 22, 2004 and for the period from May 7, 2004 (date of inception) to June 22, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.


/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York


November 10, 2004